                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       Capital One Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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Notes:

           [LOGO OF CAPITAL ONE FINANCIAL CORPORATION APPEARS HERE]

                       CAPITAL ONE FINANCIAL CORPORATION
                     2980 FAIRVIEW PARK DRIVE, SUITE 1300
                       FALLS CHURCH, VIRGINIA 22042-4525

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 24, 1997

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), will be held at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4525, on Thursday, April 24, 1997, at 10:00 a.m. (the "Annual Meeting"), for the following purposes:

    (1) To elect two directors for three-year terms to serve on the Corporation's Board of Directors;

    (2) To ratify the selection of Ernst & Young LLP as the independent auditors for the Corporation for 1997; and

    (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  The stockholders of record of the Corporation's common stock at the close of business on February 28, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and for ten days prior to the meeting at the Corporation's offices located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.

  The Board of Directors believes that the above proposals are in the best interests of the Corporation and its stockholders and therefore recommends that stockholders vote "FOR" each proposal.

  It is important that your shares be represented and voted. Please mark, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted. You are cordially invited to attend the meeting.

                                         By Order of the Board of Directors,

                                                    /s/ John G. Finneran, Jr.
                                                    -------------------------
                                                    John G. Finneran, Jr.
                                                    Corporate Secretary

March 20, 1997

                       CAPITAL ONE FINANCIAL CORPORATION
                     2980 FAIRVIEW PARK DRIVE, SUITE 1300
                       FALLS CHURCH, VIRGINIA 22042-4525

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 24, 1997

  The enclosed proxy is solicited by and on behalf of the Board of Directors of Capital One Financial Corporation (the "Corporation") for use at the annual meeting of stockholders to be held on Thursday, April 24, 1997, at 10:00 a.m., at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4525, and any adjournment thereof (the "Annual Meeting"). The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related proxy card are being mailed on or about March 28, 1997 to all holders of record of the Corporation's common stock, $.01 par value (the "Common Stock"), at the close of business on February 28, 1997 (the "Record Date"). Shares of Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by delivering a written notice to the Corporate Secretary of the Corporation, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

  The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Corporation may solicit proxies by telephone, facsimile, telegram or personal interview. The Corporation has retained Georgeson & Company Inc. to assist in the solicitation of proxies for an aggregate fee of up to $7,000, plus reasonable out-of-pocket expenses. The Corporation also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

                                 VOTING RIGHTS

  Each holder of record of shares of Common Stock on the Record Date will be entitled to one vote for each share held on all matters coming before the meeting. Voting rights of the Common Stock are noncumulative. On the Record Date there were 66,348,820 shares of Common Stock outstanding.

  A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold authority to vote on a matter and shares which are the subject of a broker non-vote will count for purposes of establishing a quorum.

  Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors (who will be elected by a plurality of the votes cast), each item being submitted to a vote of the stockholders requires for adoption the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. If a stockholder abstains on any matter, the stockholder's shares will not be voted, which will have the same legal effect as a vote "against" the matter. If a stockholder returns a duly executed proxy card and no choice is specified, the stockholder's shares will be voted in favor of Items 1 and 2 on the proxy card and at the discretion of the proxyholder for any other matters as may properly be brought before the meeting or any adjournment thereof. Shares that are the subject of a broker non-vote on a particular matter will not be counted as shares entitled to vote on such matter and, therefore, will have no affect on the outcome of the vote.

                         BACKGROUND OF THE CORPORATION

  The Corporation is a holding company, incorporated in Delaware on July 21, 1994, whose subsidiaries provide a variety of products and services to consumers. The Corporation's principal subsidiary, Capital One Bank (the "Bank"), a limited purpose Virginia state chartered credit card bank, offers credit card products. Capital One, F.S.B. (the "Savings Bank"), a federally chartered savings bank established in June 1996, provides certain consumer lending and deposit services.

  On November 22, 1994, the Corporation completed an initial public offering of 7,125,000 shares of its Common Stock, at an initial offering price of $16.00 per share (the "IPO"). Prior to the IPO, the Corporation conducted its operations as a division of Signet Bank, a wholly-owned subsidiary of Signet Banking Corporation ("Signet"). Pursuant to the terms of an agreement among Signet, Signet Bank and the Corporation (the "Separation Agreement"), Signet Bank contributed designated assets and liabilities of its credit card division to the Bank which was initially established as a subsidiary of Signet Bank (the "Separation"). Following the contribution of assets and the assumption of liabilities, Signet Bank immediately distributed the capital stock of the Bank to Signet, which then contributed such stock to the Corporation. On February 28, 1995, Signet distributed all of the remaining shares of the Common Stock held by it to Signet shareholders (the "Distribution") on the basis of one share of Common Stock for each Signet common share outstanding on February 10, 1995.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of February 28, 1997, by (i) each Named Executive Officer (as defined herein), (ii) each director or nominee for director, (iii) by all directors and executive officers of the Corporation as a group, and (iv) each stockholder of the Corporation known by the Corporation to be the beneficial owner of more than 5% of its outstanding shares of Common Stock.

                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL     PERCENT OF
                NAME AND ADDRESS*                  OWNERSHIP(1)        CLASS
                -----------------                -----------------   ----------
   Richard D. Fairbank.........................      1,297,888(2)(3)    1.96%
   Nigel W. Morris.............................        838,070(2)(4)    1.26%
   James P. Donehey............................         32,422(5)         **
   John G. Finneran, Jr. ......................         40,874(6)         **
   James M. Zinn...............................         57,783(7)         **
   W. Ronald Dietz.............................         16,900(8)         **
   James A. Flick, Jr. ........................         17,500(8)         **
   Patrick W. Gross............................         16,500(8)         **
   James V. Kimsey.............................         36,500(8)         **
   Stanley I. Westreich........................        638,876(8)(9)      **
   All directors and executive officers as a
    group (13 persons).........................      3,069,410          4.63%
   Capital Research and Management
    Company(10)(11)............................      3,765,000          5.67%
   The Capital Group Companies, Inc.(10)(11)...      3,765,000          5.67%
    333 South Hope Street
    Los Angeles, California 90071
   Neuberger & Berman LLC(10)(12)..............      6,610,065          9.96%
   Neuberger & Berman Management Inc.(10)(12)..      4,956,500          7.47%
    605 Third Avenue
    New York, New York 10158-3698
   Julian H. Robertson, Jr.(10)(13)............      5,066,200          7.63%
    101 Park Avenue
    New York, New York 10178

--------
* Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only. All other addresses are c/o Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525.
** Less than 1% of the outstanding shares of Common Stock.
(1) The number of shares of Common Stock issued and outstanding on February 28, 1997 was 66,348,820 and all calculations of percentages are based on such number. The beneficial share ownership indicated in the table includes shares of Common Stock (i) subject to options held by the respective persons on February 28, 1997 that are exercisable on such date or that will become exercisable within 60 days thereafter, (ii) acquired by any executive officer under the Corporation's associate savings plan (the "Associate Savings Plan") and (iii) acquired by any executive officer under the Corporation's 1994 associate stock purchase plan (the "Associate Stock Purchase Plan"). Unless otherwise indicated each person has sole voting and sole investment power with respect to the shares shown as beneficially owned.
(2) Includes 35,834 shares received by Fairbank Morris, Inc. ("FMI") in the Distribution, as to which Messrs. Fairbank and Morris share voting and investment power. See footnote 4 under "Compensation of Executive Officers--Summary Compensation Table" herein for a description of FMI.
(3) Includes 1,146,402 shares issuable upon the exercise of options to purchase Common Stock and 8,862 shares acquired under the Associate Stock Purchase Plan.
(4) Includes 764,268 shares issuable upon the exercise of options to purchase Common Stock and 6,074 shares acquired under the Associate Stock Purchase Plan.
(5) Includes 31,221 shares issuable upon the exercise of options to purchase Common Stock, 298 shares of restricted stock issued under the Corporation's 1994 Stock Incentive Plan ("Restricted Stock") and 753 shares acquired under the Associate Stock Purchase Plan.
(6) Includes 40,874 shares issuable upon the exercise of options to purchase Common Stock.
(7) Includes 52,944 shares issuable upon the exercise of options to purchase Common Stock and 3,839 shares acquired under the Associate Savings Plan.
(8) Includes 14,000 shares issuable upon the exercise of options to purchase Common Stock. See "Directors and Executive Officers--Compensation of the Board" herein.
(9) Includes 219,686 shares as to which Mr. Westreich has shared voting and/or investment power.
(10) The beneficial owners of more than 5% of the Common Stock have filed Schedules 13G with the Corporation in which each beneficial owner certifies that the shares of Common Stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Corporation and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(11) Based solely on the Schedule 13G filed with the Corporation, as of December 31, 1996, The Capital Group Companies, Inc. ("The Capital Group") and Capital Research and Management Company ("Capital Research") exercised sole dispositive power with respect to 3,765,000 shares of Common Stock. Both The Capital Group and Capital Research disclaim beneficial ownership of these shares. The Capital Group is the parent holding company of a group of investment management companies, which holds investment power and, in some cases, voting power over these shares. The Capital Group does not have investment power or voting power over any of these shares. Capital Research, a registered investment adviser, is a wholly owned subsidiary of The Capital Group.
(12) Based solely on the Schedule 13G filed with the Corporation, as of December 31, 1996, Neuberger & Berman LLC exercised shared dispositive power with respect to 6,610,065 shares of Common Stock, sole voting power with respect to 1,167,000 shares of Common Stock and shared voting power with respect to 4,956,500 shares of Common Stock. Neuberger & Berman Management, Inc. exercised shared dispositive power with respect to 4,956,500 shares of Common Stock. Neuberger & Berman LLC and Neuberger & Berman Management, Inc., serve as sub-adviser and investment manager of various Neuberger & Berman funds.
(13) Based solely on the Schedule 13G filed with the Corporation, Julian H. Robertson, Jr., the ultimate controlling person of Tiger Management L.L.C., Tiger Performance L.L.C. and Panther Management Company, L.P., each a registered investment adviser, exercised as of December 31, 1996, shared voting power and shared dispositive power with respect to 5,066,200 shares of Common Stock.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Corporation are:

         NAME               AGE                     POSITION
         ----               ---                     --------
   Richard D. Fairbank.....  46 Chairman and Chief Executive Officer
   Nigel W. Morris.........  38 President, Chief Operating Officer and Director
   Matthew J. Cooper.......  30 Senior Vice President
   James P. Donehey........  48 Senior Vice President and Chief Information
                                Officer
   John G. Finneran, Jr....  47 Senior Vice President, General Counsel and
                                Corporate Secretary
   Dennis H. Liberson......  41 Senior Vice President and Director of Human
                                Resources
   David M. Willey.........  36 Senior Vice President, Treasurer and Assistant
                                Secretary
   James M. Zinn...........  45 Senior Vice President and Chief Financial
                                Officer
   W. Ronald Dietz.........  54 Director
   James A. Flick, Jr......  62 Director
   Patrick W. Gross........  52 Director
   James V. Kimsey.........  57 Director
   Stanley I. Westreich....  60 Director

  RICHARD D. FAIRBANK has been Chairman of the Board of Directors of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. He has been Chief Executive Officer and a director of the Corporation since July 26, 1994. Prior to November 22, 1994, he was also Executive Vice President of Signet Bank's credit card division in charge of credit card operations. Prior to May 1993, he was Executive Vice President in charge of credit policy and marketing for Signet Bank's credit card operations. Prior to October 1988, he was Vice President and head of banking practice at Strategic Planning Associates, Inc. (now Mercer Management Consulting). Mr. Fairbank is a director of MasterCard International, Inc. Mr. Fairbank is also a director of the Bank and the Savings Bank.

  NIGEL W. MORRIS has been a director of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. He has been President and Chief Operating Officer of the Corporation since July 26, 1994. Prior to November 22, 1994, he was Executive Vice President of Signet Bank's credit card division in charge of all customer service departments, account management, existing account marketing and credit policy, the information and systems group and the secured card business. Prior to October 1988, he was a manager at Strategic Planning Associates, Inc. Mr. Morris is a member of Visa U.S.A. Inc.'s Marketing Committee and is a director of Covance Inc. Mr. Morris is also a director of the Bank and the Savings Bank.

  MATTHEW J. COOPER is a Senior Vice President of the Corporation. He has been employed in various capacities by the Corporation and its predecessors since October 1989. Mr. Cooper's major areas of responsibility include credit risk management strategies, credit and marketing for the secured card business and exploring international credit card opportunities. Prior to October 1989, Mr. Cooper was employed as a consultant by Strategic Planning Associates, Inc.

  JAMES P. DONEHEY joined the Corporation in November 1994. He is currently Senior Vice President and Chief Information Officer of the Corporation. Mr. Donehey is responsible for all computer operations, telecommunications and business applications software in support of the Corporation's activities. Mr. Donehey is also responsible for all facilities and real estate. From February 1984 to October 1994, Mr. Donehey was an executive director of Goldman Sachs & Company responsible for systems management in its Chicago and London offices. Prior to February 1984, Mr. Donehey held technical management positions with Duff & Phelps, LLC, LaSalle Partners and A.B.Dick Company.

  JOHN G. FINNERAN, JR. joined the Corporation in September 1994 as Senior Vice President, General Counsel and Corporate Secretary of the Corporation. Prior to joining the Corporation, he was a Deputy General Counsel to the Federal Deposit Insurance Corporation (the "FDIC"). From September 1991 to January 1994, he was an Associate General Counsel to the FDIC. Prior to September 1991, he was Special Counsel to the law firm Cleary, Gottlieb, Steen & Hamilton.

  DENNIS H. LIBERSON joined the Corporation on February 1, 1995. Mr. Liberson is a Senior Vice President in charge of Human Resources and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment and employee development. From September 1989 to June 1994, Mr. Liberson was Vice President, Human Resources Services for Burger King Corporation.

  DAVID M. WILLEY is a Senior Vice President, Treasurer and Assistant Secretary of the Corporation. He has been employed in various capacities by the Corporation and its predecessors since September 1989. Mr. Willey is responsible for the Corporation's capital funding, investments, securitizations and other capital markets activity and is Chairman of the Corporation's Asset/Liability Management Committee. Mr. Willey is also responsible for acquisition and joint venture analysis, negotiation and execution, and the development and implementation of financial structures for the Corporation.

  JAMES M. ZINN joined the Corporation in September 1994. He is a Senior Vice President and Chief Financial Officer of the Corporation. Since joining the Corporation, Mr. Zinn has established and been responsible for various staff functions including Corporate Communications, External Reporting, Finance and Accounting and Investor Relations. Prior to joining the Corporation, he was a financial services partner in Ernst & Young LLP's national offices based in both New York and Washington D.C., and was responsible for consulting on emerging financial services, accounting, auditing and other business issues. Mr. Zinn is also a director of the Bank and the Savings Bank.

  W. RONALD DIETZ is President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. He has been a director of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. Mr. Dietz spent the first 16 years of his career with Citibank, N.A., leaving in 1984 as Senior Vice President. From April 1993 to July 1996, he was President and Chief Executive Officer of Anthem Financial, Inc., an Indianapolis-based financial services company. He also served as a director of Anthem Financial and as an Executive Vice President of Anthem's parent company, The Associated Insurance Companies, Inc. From November 1992 to April 1993, Mr. Dietz served, at the request of the FDIC, as President and Chief Executive Officer of Missouri Bridge Bank, N.A., a "bridge" bank established by the FDIC to accept the assets and liabilities of two insolvent financial institutions. From February 1991 to June 1992, he was Chief Executive Officer of American Savings Bank, an FDIC regulated, state-chartered bank operating under a cease and desist order by the FDIC, a position he took at the request of American Savings Bank's board of directors in an attempt to save the bank from failure. American Savings Bank was closed in June 1992. Mr. Dietz is also a director of the Savings Bank.

  JAMES A. FLICK, JR. is President and Chief Executive Officer of Dome Corporation, Baltimore, Maryland, a real estate development and management services company. He has been a director of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. From October 1991 to January 1995, Mr. Flick was Executive Vice President of Legg Mason, Inc., Baltimore, Maryland, an investment company. From November 1988 to March 1991, he was Executive Vice President, Chief Financial Officer and a director of USF&G Corporation, Baltimore, Maryland, an insurance and financial services company. Mr. Flick is a director of the Ryland Group, Inc., Bethlehem Steel Credit Affiliate One, Inc., Bethlehem Steel Credit Affiliate Two, Inc. and Forensic Technologies International Corporation. Mr. Flick is also a director of the Bank.

  PATRICK W. GROSS is a founder of American Management Systems, Inc., Fairfax, Virginia ("AMS"), an information technology consulting and software development firm, and has served as a Principal Executive

Officer and director of AMS since its incorporation in 1970. He is currently Vice Chairman of the board of directors of AMS. Mr. Gross is also Chairman of the board of directors of Baker and Taylor Holdings, Inc., Charlotte, North Carolina and a director of Powersim Corporation. He has been a director of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. Mr. Gross is also a director of the Savings Bank.

  JAMES V. KIMSEY was the founder of America Online, Inc., Vienna, Virginia ("America Online") and served as Chairman of the board of directors of America Online from 1985 to 1995. He was also President of America Online from 1985 to January 1991 and Chief Executive Officer from 1985 to April 1993. He has been a director of the Corporation since immediately after the consummation of the Distribution on February 28, 1995. Mr. Kimsey is currently Chairman Emeritus and a director of America Online. He is a director of BTG Inc. and Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. Mr. Kimsey is also a director of the Bank.

  STANLEY I. WESTREICH has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company since 1965. He has been a director of the Corporation since July 26, 1994. From 1985 until the consummation of the Distribution, Mr. Westreich served as a director of Signet and Signet Bank. He is also a director of Voice Control Systems, Inc. Mr. Westreich is also a director of the Bank.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  MEETINGS. The full Board of Directors met eight times during 1996. Each incumbent director attended at least 75% of the total 1996 Board meetings and committee meetings held during periods that he was a member of the Board or such committees. The Corporation does not have a standing nominating committee.

  AUDIT COMMITTEE. The Audit Committee, which met eight times during 1996, consists of Messrs. Dietz (Chairman), Flick and Gross. The Audit Committee is composed entirely of outside directors who are independent of the management of the Corporation and are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment. The Audit Committee recommends the engagement or termination of independent auditors and reviews the scope of their services and reviews the Corporation's consolidated financial statements and the related audit. The Audit Committee is also charged with reviewing the internal audit function, including the scope and extent of internal audits and credit reviews and is responsible for investigations of any matter brought to its attention within its purview. The Audit Committee also reviews all reports of examination and management's responses and annually reviews transactions involving the Corporation and any director, executive officer or their affiliates.

  COMPENSATION COMMITTEE. The Compensation Committee, which met four times (and took action once by unanimous written consent in lieu of a meeting) during 1996, consists of Messrs. Westreich (Chairman) and Kimsey. The Compensation Committee is composed entirely of non-employee directors for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members of the Compensation Committee are also directors who are independent of the management of the Corporation and are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment. The Compensation Committee makes recommendations concerning the election and reelection of officers, and approves all salary levels and incentive awards for all senior management officers, subject to ratification by the Board in the case of the Chief Executive Officer and the President and Chief Operating Officer of the Corporation. The Compensation Committee also administers the Corporation's 1994 Stock Incentive Plan (the "Stock Plan") and the Associate Stock Purchase Plan.

COMPENSATION OF THE BOARD

  Non-employee directors of the Corporation are paid an annual retainer of $20,000 plus $1,000 for attendance at each meeting of the Board and the Audit and Compensation Committees. The chairmen of the

Audit and Compensation Committees receive an additional annual retainer of $4,000. Each non-employee director is also reimbursed for reasonable expenses incurred to attend Board and committee meetings. Employees of the Corporation serving as directors do not receive any separate compensation for serving in that capacity. In addition, non-employee directors are eligible to participate in the 1995 Directors Plan. The 1995 Directors Plan provides for a one time grant, to each newly elected director at the time he or she is first elected, of the lesser of (a) 2,500 shares of Common Stock and (b) the number of whole shares of Common Stock determined by dividing $50,000 by the fair market value of the Common Stock on the date of the award. The 1995 Directors Plan also provides for an annual grant of an option to purchase 7,000 shares of Common Stock to each non-employee director of the Corporation. Such options are granted as of the date of each annual meeting of the Corporation's stockholders and become exercisable on the first anniversary of the date of grant. The exercise price of these options is the fair market value of the Common Stock on the date of grant.

  The Corporation also maintains the 1994 Deferred Compensation Plan pursuant to which directors voluntarily may defer all of their fees for services performed for the Corporation (in their capacity as directors) and receive deferred income benefits. Directors who participate will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier where specifically authorized by the Compensation Committee. Deferred income benefits are also payable to the beneficiaries or estates of directors who die before the receipt of their benefits. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual attains age 80. Upon a change of control and unless a director made and filed with the Corporation as soon as practicable after first becoming a director, but in any event not later than six months before the occurrence of a change of control, an irrevocable election to defer receipt of payments to his retirement or earlier termination of employment, the Corporation shall pay to each director within thirty days of the change of control, a lump sum in cash equal to such director's account balance as of the date of the change of control.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Corporation believes that all executive officers, directors and 10% stockholders complied with such filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  AMS, of which Patrick W. Gross is a director and an officer, is a party to an agreement with the Corporation, and its affiliates and subsidiaries, entered into on April 5, 1995 (the "AMS Agreement"). Initially, AMS entered into an agreement with Signet Bank on March 1, 1994. This agreement with Signet Bank was subsequently assigned to the Corporation pursuant to the Separation Agreement and thereafter was merged and incorporated into the AMS Agreement. Under the AMS Agreement, AMS, a consulting company specializing in information technology, applications and systems integration, has agreed to perform general consulting and other tasks for the Corporation as set forth in certain work orders. Pursuant to the initial agreement and certain work orders, the Corporation licensed AMS' proprietary software for credit card application processing, maintenance services and training for personnel. AMS has completed all of its obligations under this portion of the AMS Agreement but may continue to provide maintenance services. In addition, pursuant to a work order entered into April 5, 1995, AMS has agreed to design and develop an imaging and work flow automation system for the Corporation, which includes providing certain design and implementation services and the computer software and hardware in connection therewith. AMS has completed substantially all of its obligations under this work order but may continue to provide maintenance and enhancement services. On April 18, 1996, the Corporation entered into a work order under which AMS agreed to design and develop a security fraud case management system for the Corporation, and provide services and support for such system and the computer software and hardware in connection therewith. The estimated cost associated with this project is $1.2 million. During 1996, the Corporation paid AMS a total of $2.85 million for all of the above services.

  The Corporation intends to continue its relationship with AMS in the future and is currently negotiating various arrangements. The Corporation expects that AMS will continue to provide consulting services with respect to information technology, application and systems integration for various products or services, including Internet services and the reselling of telecommunication services. Management of the Corporation believes that the terms of the existing AMS Agreement are, and that any future arrangements will be, fair and reasonable and no less favorable to the Corporation as those which could have been obtained from unrelated third parties at the time of its execution.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth, for the years indicated, annual and all other compensation awarded to, earned by or paid to those persons who at December 31, 1996 were the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation for the year ended December 31, 1996 (collectively, the "Named Executive Officers") for services in all capacities to the Corporation and its subsidiaries.

  As indicated under "Background of the Corporation," the Corporation did not become a stand-alone entity until November 22, 1994. Prior to that time, the Corporation's business was conducted as a division of Signet Bank. Amounts shown in the following table for the portion of 1994 during which the Corporation was not a stand-alone entity were paid by Signet Bank.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                          ANNUAL COMPENSATION                 COMPENSATION
                         ----------------------------    -----------------------
                                                                      SECURITIES
        NAME AND                                          RESTRICTED  UNDERLYING     ALL OTHER
   PRINCIPAL POSITION    YEAR     SALARY      BONUS      STOCK AWARDS  OPTIONS      COMPENSATION
   ------------------    ----    --------    --------    ------------ ----------    ------------
RICHARD D. FAIRBANK      1996    $635,416    $      0                         0      $   50,097(1)
Chairman of the Board    1995     550,000           0                 1,500,000(2)       14,553
and Chief Executive
 Officer................ 1994     412,090      39,663(3)                991,009       8,079,760(4)
NIGEL W. MORRIS          1996     435,000           0                         0          51,416(1)
President, Chief         1995     375,000           0                 1,000,000(2)       17,423
 Operating
Officer and Director.... 1994     250,436      27,043(3)                660,673       4,350,640(4)
JAMES P. DONEHEY         1996     132,002(5)  157,090                    28,400          20,572(1)
Senior Vice President    1995     113,668(5)   86,920                    47,417(6)        7,620(7)
 and
Chief Information
 Officer................ 1994(8)   18,750       7,500       $7,487(9)    23,124               0
JOHN G. FINNERAN, JR.    1996     213,916     156,331(5)                 32,400          29,751(1)
Senior Vice President,   1995     201,000     128,082(5)                 56,556(6)        3,541
 General
Counsel and Corporate
 Secretary.............. 1994(8)   58,333      58,333                    33,034           2,250
JAMES M. ZINN            1996     237,499      90,000(5)                 22,400          29,620(1)
Senior Vice President    1995     226,042      76,751(5)                 53,126(6)       18,750(7)
 and
Chief Financial
 Officer................ 1994(8)   65,625      41,250                    52,854           3,375

--------
(1) All other compensation includes the amount of contributions made by the Corporation under the Associate Stock Purchase Plan and the Associate Savings Plan and credits to the account of the employee under the

   Corporation's unfunded excess savings plan (the "Excess Savings Plan"). For 1996, matching contributions equal to 17.65% of the employee contributions were made by the Corporation under the Associate Stock Purchase Plan as follows: Mr. Fairbank $16,822, Mr. Morris $11,516 and Mr. Donehey $2,991. For 1996, amounts contributed by the Corporation under the Associate Savings Plan were: Mr. Fairbank $9,000, Mr. Morris $9,000, Mr. Donehey $9,000, Mr. Finneran $9,000 and Mr. Zinn $9,000. For 1996, the amounts of matching credits under the Excess Savings Plan were: Mr. Fairbank $24,275, Mr. Morris $30,900, Mr. Donehey $8,581, Mr. Finneran $20,751 and Mr. Zinn $20,620.
(2) On September 15, 1995, the Compensation Committee approved, and the Board of Directors ratified, awards of performance-based options to Messrs. Fairbank and Morris in lieu of all other compensation (other than salary) for a period of five years beginning with the 1995 calendar year. See "Compensation Committee Report on Executive Compensation" herein. The options are exercisable if and when the fair market value of the Common Stock reaches certain specified levels as follows: (i) 50% of these options are exercisable when the fair market value of the Common Stock reaches $37.50 per share, (ii) an additional 25% are exercisable when the fair market value of the Common Stock reaches $43.75 per share, and (iii) the remaining 25% are exercisable when the fair market value of the Common Stock reaches $50.00 per share. In each case, the fair market value must remain at or above the specified level for at least 10 trading days in any 30 day consecutive calendar day period. If these levels are not achieved by September 15, 2000, that portion of the options that has not previously become exercisable will expire. Notwithstanding the foregoing, these options become fully exercisable upon a change of control of the Corporation, provided that such options have not yet expired. As of February 28, 1997, 50% of these options are exercisable.
(3) Represents bonus paid with respect to the period from November 22, 1994 to December 31, 1994.
(4) Represents cash compensation of $5,000,000 earned by FMI, a corporation wholly owned by Messrs. Fairbank and Morris, and the fair market value ($7,430,400 as of the date of grant--November 15, 1994) of 464,400 shares of restricted stock granted to FMI for services rendered to Signet Bank in 1994. Prior to the Separation, FMI provided marketing and management services to Signet Bank with respect to its credit card portfolio. Such cash compensation and restricted stock have been allocated to Messrs. Fairbank and Morris in the table in accordance with their ownership positions of 65% and 35%, respectively, of FMI. Since the IPO, no further services have been provided by FMI to Signet Bank or the Corporation and no further payment has been made to, or remains due, FMI by Signet Bank or the Corporation. All services provided by Messrs. Fairbank and Morris to the Corporation at all times since the Separation on November 22, 1994 have been provided solely in their capacities as directors and executive officers of the Corporation.
(5) Pursuant to the Corporation's 1995 Special Option Program referred to herein as the EntrepreneurGrant, in September 1995 Mr. Finneran and Mr. Zinn elected to forego a portion of their cash bonuses and Mr. Donehey elected to forego a portion of his annual salary for three years beginning in 1995, in amounts equal to 25% of their 1995 base salaries, in consideration for options granted in 1995. Cash bonuses otherwise payable to Mr. Finneran and Mr. Zinn were reduced, and Mr. Donehey's annual salary was reduced, in each of 1996 and 1995 by the following amounts: Mr. Finneran $49,998, Mr. Zinn $56,249 and Mr. Donehey $37,498. The amounts shown in the foregoing table are the cash bonuses and salary, as applicable, awarded these executive officers, net of amounts deducted under the EntrepreneurGrant. See "Compensation Committee Report on Executive Compensation" herein for a full description of the EntrepreneurGrant.
(6) Includes the following option grants pursuant to the EntrepreneurGrant:
    Mr. Donehey 15,417, Mr. Finneran 20,556 and Mr. Zinn 23,126.
(7) Includes payment made to Messrs. Donehey and Zinn in the amount of $7,500 and $11,250, respectively, as consideration for the execution of non-competition agreements.
(8) Messrs. Donehey, Finneran and Zinn became employees of the Corporation on November 14, 1994, September 6, 1994 and September 7, 1994, respectively.
(9) Represents the fair market value of 447 shares of Restricted Stock at the date of grant (February 15, 1995). Such shares vest in annual increments of 33 1/3% beginning on February 15, 1996. Mr. Donehey may not sell or otherwise transfer such shares of Restricted Stock until they vest. Subject to that restriction, Mr. Donehey has all the rights of a stockholder with respect to the shares of Restricted Stock, including the right to vote such shares and the right to receive all dividends and other distributions paid on such shares.

OPTION GRANT TABLE

  The following table sets forth information concerning grants of stock options made to the Named Executive Officers for 1996.

                              1996 OPTION GRANTS

                                                                             POTENTIAL REALIZABLE VALUE
                                                                             AT ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                      FOR OPTION TERM(4)
                         --------------------------------------------------- ---------------------------
                                        % OF TOTAL
                                          OPTIONS
                                        GRANTED TO      EXERCISE
                          OPTIONS   ASSOCIATES FOR THE  PRICE PER EXPIRATION
      NAME               GRANTED(1) 1996 FISCAL YEAR(2) SHARE(3)     DATE         5%           10%
      ----               ---------- ------------------- --------- ---------- ------------ --------------
James P. Donehey........   28,400           4.2%         $40.75    01/23/07  $    727,820 $    1,844,438
John G. Finneran, Jr....   32,400           4.8%          40.75    01/23/07       830,330      2,104,218
James M. Zinn...........   22,400           3.3%          40.75    01/23/07       574,055      1,454,768

--------
(1) These options were granted under the Stock Plan on January 23, 1997 and were awarded for performance during 1996. These options include a reload feature, under which the executive will receive an additional option grant at the time he surrenders already owned shares of the Common Stock as payment for the exercise price of this option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered. Each of the option grants vest in annual increments of 33 1/3% beginning on January 23, 1998. These options become fully exercisable upon a change of control of the Corporation.
(2) Because the Corporation grants options to its executive officers and associates in the beginning of each year for performance during the previous year, for purposes of determining the percentage in this column, the total number of options granted to associates for the 1996 fiscal year was determined based on the aggregate number of options granted to associates during 1996 (158,505) less the amount awarded for performance during 1995 (86,480) plus the number of options granted to associates on January 23, 1997 (609,440) which was awarded for performance during 1996.
(3) Equal to the market price of the Common Stock on the date of grant-- January 23, 1997, determined on the basis of the average of the high and low price as reported by the New York Stock Exchange Composite Transaction Tape.
(4) The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to be a forecast of possible future stock price appreciation.

OPTION VALUE TABLE

  The following table sets forth information as of December 31, 1996 concerning the value of unexercised options held by each of the Named Executive Officers. No Named Executive Officer exercised any stock options in 1996.

                          1996 YEAR END OPTION VALUES

                                                                VALUE OF
                                            NUMBER OF          UNEXERCISED
                                           UNEXERCISED        IN-THE-MONEY
                                           OPTIONS AT          OPTIONS AT
                                          1996 YEAR END       1996 YEAR END
                                          EXERCISABLE/        EXERCISABLE/
         NAME                             UNEXERCISABLE     UNEXERCISABLE(1)
         ----                           ----------------- ---------------------
   Richard D. Fairbank................. 396,402/2,094,607 $8,151,016/23,285,356
   Nigel W. Morris..................... 264,268/1,396,405  5,434,010/15,523,577
   James P. Donehey....................     31,221/39,320       433,513/391,555
   John G. Finneran, Jr................     40,874/48,416       591,813/504,407
   James M. Zinn.......................     52,944/53,036       855,092/623,389

--------
(1) In-the-Money Options are those for which the 1996 year-end market price of the underlying shares of Common Stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low price as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of the fiscal year end) of the Common Stock and the exercise price of the option multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

  EMPLOYMENT AGREEMENTS. On November 1, 1994, the Corporation entered into employment agreements with each of Richard D. Fairbank and Nigel W. Morris (each, an "Employee" and collectively, the "Employees"), pursuant to which Mr. Fairbank is employed as the Chairman of the Board and Chief Executive Officer of the Corporation, and Mr. Morris is employed as the President and Chief Operating Officer of the Corporation (the "Employment Agreements"). The Corporation agreed to employ each Employee for a period that commenced on November 22, 1994 and ends on the third anniversary of such date.

  Under the Employment Agreements, Mr. Fairbank's minimum base salary shall be no less than $550,000 per annum and Mr. Morris' minimum base salary shall be no less than $375,000 per annum. Initially, the Employment Agreements also provided that each Employee was entitled to receive incentive bonus payments under and participate in and receive all benefits under the short or long-term incentive, savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Corporation and/or its subsidiaries for the benefit of senior executives. On September 15, 1995, the Employment Agreements were amended (the "Amendments") to provide for the grant to Messrs. Fairbank and Morris of options to purchase 1,500,000 shares and 1,000,000 shares, respectively, of Common Stock and to eliminate the Employee from being eligible for any other award under the Stock Plan or any other incentive plan, for any cash bonus or for any contributions to the Executive Employees Supplemental Retirement Plan (the "SERP") for a period of five years beginning with the 1995 calendar year.

  CHANGE OF CONTROL ARRANGEMENTS. On November 1, 1994, the Corporation entered into change of control employment agreements with Messrs. Fairbank, Morris, Zinn and Finneran (the "Change of Control Agreements"). The purpose of the Change of Control Agreements is to assure stockholders that the business of the Corporation will continue with a minimum of disruption in the event a change of control of the Corporation occurs. A change of control is defined as the acquisition of 20% or more of the Common Stock or voting securities by a person or group, certain changes in the majority of the Board of Directors, certain mergers involving the Corporation, liquidation, dissolution or sale of all or substantially all of the assets of the

Corporation. The Change of Control Agreements also are intended to provide greater employment security to these key operational and management executives if such a change of control occurs. If, within three years after a change of control, the Corporation terminates an individual's employment (other than for cause or disability), or an individual terminates his employment for good reason (which includes a voluntary termination during the 30-day period beginning one year after a change in control), such officer will be entitled to, among other things, the base salary and a pro rata bonus through the date of termination, a payment equal to three times the base salary and annual bonus, any deferred compensation and accrued vacation not yet paid by the Corporation and a special retirement benefit equal to the difference between
(a) the retirement benefits such officer would have received if he had remained employed by the Corporation for three years after the date of termination, and (b) his actual retirement benefit on the date of termination. Additionally, if any payment or distribution by the Corporation or any subsidiary or affiliate to the individual would be subject to any "golden parachute payment" excise tax or similar tax, then such individual will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by the individual attributable to such additional gross-up payment, such individual retains an amount equal to the excise tax imposed upon such parachute payments. The Change of Control Agreements for Messrs. Fairbank and Morris were amended on September 15, 1995 to reflect the terms of the Amendments to the Employment Agreements.

  In addition, on September 15, 1995, the Board of Directors approved a retention program to provide other members of senior management of the Corporation protection in the event of a change of control of the Corporation (the "Retention Program"). Certain executive officers, including Messrs. Cooper, Donehey, Liberson and Willey, participate in the Retention Program, which provides employment to such officers for up to 24 months following a change of control, with the position, salary and benefits at least equal to those enjoyed before such change of control. If a participant's employment is terminated prior to such time, the Retention Program will provide the participant with designated severance benefits, as determined by the participant's position with the Corporation and the reason for termination. Eligible officers have entered into individual change of control employment agreements with the Corporation reflecting the terms of the Retention Program.

PENSION PLANS

  GENERAL. In 1995, the Corporation made a number of changes to the Corporation's pension or deferred compensation plans. The Corporation eliminated the SERP and stopped making further pay-based contributions to the Corporation's cash balance pension plan (the "Cash Balance Pension Plan") and its excess cash balance pension plan (the "Excess Cash Balance Plan"). The Corporation also eliminated the ability of its executive officers to defer compensation under the Corporation's 1994 Deferred Compensation Plan.

  CASH BALANCE PENSION PLAN AND EXCESS CASH BALANCE PLAN. Before its amendment in November 1995, the Cash Balance Pension Plan covered all full-time salaried employees of the Corporation and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under section 401(a) of the Internal Revenue Code under which participants were credited with pay-based credits and interest credits on a quarterly basis. Pay-based credits were equal to 4% of compensation for participants with less than 20 years of service, and 5% of compensation for participants with 20 or more years of service. Service with Signet or one of its subsidiaries is recognized as service with the Corporation for all purposes under the plan. Compensation generally includes all annual paid compensation up to $150,000, as indexed for cost of living increases. Participants are fully vested in plan benefits after 5 years of service.

  Prior to its amendment in November 1995 the Excess Cash Balance Plan was available to certain executive officers (including the Named Executive Officers) who were eligible pursuant to the terms of the plan. The Excess Cash Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of the limits imposed by Sections 401, 402 and 415 of the Internal Revenue Code.

  In November 1995, the Corporation amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995 and to provide that there would be no new participants in such plans on or after January 1, 1996. Beginning January 1, 1996, under these plans interest credits only will be made on a quarterly basis. Based on the account balance of each Named Executive Officer as of January 1, 1997, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan respectively are $13,545 and $29,736 for Mr. Fairbank, $13,525 and $15,795 for Mr. Morris, $8,630 and $702 for Mr. Donehey, $9,670 and $4,794 for Mr. Finneran and $9,953 and $5,634 for Mr. Zinn. Messrs. Fairbank, Morris, Donehey, Finneran and Zinn are currently credited with two years of service under the plans. These projected benefits assume interest credits under each of the plans to be 5% per annum.

  In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, the Corporation began making automatic contributions equal to 3% of an employee's eligible compensation to an employee's account in the Associate Savings Plan and, if applicable, the Excess Savings Plan.

PERFORMANCE GRAPH

  The following graph compares cumulative total stockholder return on the Common Stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from November 18, 1994 (the first Friday following the date on which the Common Stock began trading on the New York Stock Exchange) to December 31, 1996. The graph assumes that the value of the investment in the Common Stock and each index was $100 at November 18, 1994 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.

                       [PERFORMANCE CHART APPEARS HERE]

                                                            S&P
Measurement Period                             S&P          FINANCIAL
(Fiscal Year Covered)        CAPITAL ONE       500 INDEX    INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-11/18/94      $100.00           $100.00      $100.00
FYE 12/31/1994               $100.00           $101.19      $101.48
FYE 06/30/1995               $122.35           $120.03      $127.47
FYE 12/31/1995               $150.77           $137.37      $155.06
FYE 06/30/1996               $175.49           $151.24      $170.67
FYE 12/31/1996               $222.82           $172.54      $211.59


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  In accordance with rules of the Securities and Exchange Commission, the Compensation Committee (the "Committee") offers this report to describe the compensation policies for the Corporation's executive officers (including the Named Executive Officers) generally and the Chief Executive Officer and the President and Chief Operating Officer of the Corporation more specifically.

COMPENSATION PHILOSOPHY

  The Committee has designed and adopted a compensation program for the Corporation's executives based on three underlying principles: recruitment and retention of top executive talent, value creation and flexibility. Although the Committee believes that executive compensation should be market based, it recognizes that to enable the Corporation to recruit and retain top performers with the necessary skills and talent to implement the Corporation's information-based strategies, the Corporation's compensation package has to provide an opportunity for compensation to exceed market standards. The Committee also believes it is important to link executive management's compensation directly to the creation of stockholder value. To this end, the Committee uses stock options as the principal vehicle to achieve an above market compensation opportunity. As a result, the Corporation's compensation packages reward the accomplishments of management only to the extent such accomplishments create stockholder wealth. The Committee believes that such a stock option-based program best aligns the interests of management with the interests of stockholders and is in the best interests of the Corporation and its stockholders. Finally, the Committee believes that the Corporation's compensation program must maintain the flexibility to respond rapidly to market opportunities. Accordingly, the Committee has avoided the use of rigid performance criteria under the Corporation's compensation plans, as such criteria could interfere with the Corporation's business strategies.

METHODOLOGY FOR DETERMINING COMPENSATION

  COMPENSATION COMPARATORS. In determining the overall amount of compensation for the Corporation's executives, the Committee considers the compensation and benefits paid to similar executives within (i) those organizations against whom the Corporation competes to recruit executive officers, (ii) companies in the general financial services sector generally and (iii) other credit card companies.

  SURVEYS. The Committee uses surveys, published by leading compensation and benefits consulting firms, showing compensation levels for executives in the group of comparable companies. In addition, with respect to the compensation of the Chief Executive Officer and the President and Chief Operating Officer, the Corporation employs an independent executive compensation consultant to report directly to the Committee.

  COMPONENTS. Based on the survey information, the Committee establishes the salary bands, annual incentives and long-term incentives, as more fully described below.

  ENTREPRENEURIAL APPROACH. To support the Corporation's approach to entrepreneurism, the compensation program emphasizes the use of stock-based incentives in the overall compensation mix. In designing a compensation package that compensates management at levels that are above compensation levels for executives in the group of comparable companies, enhancement of total compensation is implemented almost entirely through the use of stock option-based long-term incentives.

  TIER APPROACH. The Corporation uses management "Tiers" in determining the overall compensation of its executive officers, and assigns each executive officer to a designated Tier based on job responsibility and such officer's contribution to the management of the Corporation.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  The Corporation's executives are eligible to receive compensation in three forms: base salary, annual cash incentive awards and annual stock option awards. Each category of compensation is offered to executives in various combinations, depending on the executive's Tier. The combined package is designed to provide a total compensation opportunity that places executive compensation at approximately the 75th percentile in the range of total compensation paid to comparable executives at comparable companies.

  BASE SALARY. Each management Tier has a corresponding salary band. The salary band defines the minimum and maximum salary levels for the Tier. Targeted salaries are based on the 50th percentile for executives at comparable companies. Individual salaries reflect the officer's scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually within the salary bands depending on individual performance, and are determined based on subjective evaluations of various factors, including recent performance and time in job. The Corporation expects to adhere rigorously to the 50th percentile level for salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

  ANNUAL INCENTIVES. The executive compensation program also provides executive officers of the Corporation with annual cash incentive awards based on certain individual and corporate performance criteria. Annual incentive targets have been established as a specified percentage (between 30% to 50%) of the base salary amount for each Tier such that the total cash compensation (base salary and annual cash incentives) for executive officers is at approximately the 65th percentile of comparable companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can be as high as 200% of the target levels when performance exceeds the targeted criteria. Performance below the threshold level results in no award.

  Individual performance will be based on subjective evaluations of various factors similar to the criteria specified above for adjustments in base salaries. With respect to corporate performance, the Corporation maintains a flexible approach to performance measurement to enable it to respond appropriately to emerging and evolving business opportunities. The corporate performance criteria for 1996 annual incentives included earnings per share, solicitation (marketing) expenses, loan and account growth, credit quality, customer satisfaction, marketing innovation, operating efficiency, associate management, technological innovation, recruiting, flexibility, management integration and other factors.

  STOCK OPTIONS. The Corporation believes that stock options provide executive officers a strong economic interest in maximizing stockholder value, thereby aligning executive interests with that of stockholders. Stock option grants compensate management, only to the extent value in the form of stock price appreciation has been created. Stock options are granted with an exercise price equal to the current market price and therefore there will be no economic benefit associated with stock option grants unless the Corporation's stock price increases. Given the Corporation's emphasis on utilizing stock-based incentives in the overall compensation mix, coupled with the EntrepreneurGrant discussed below, an executive officer's total compensation will be highly dependent on the performance of the Common Stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus executives on improving stock performance.

  The Corporation believes that its emphasis on stock option grants is extremely important to its effort to recruit and retain qualified management. Stock option targets are established for each Tier. Individual grants are determined based on individual performance and can be increased or decreased by as much as 50% from the target level based on individual performance. In evaluating individual performance, the Committee considers the officer's responsibilities, recent performance and accomplishments and the expected future contribution of the officer to the Corporation's performance. The Committee evaluates individual performance based on a subjective evaluation of these factors.

  ENTREPRENEURGRANT. To more strongly link the interests of the Corporation's executives and its stockholders, the Corporation adopted the 1995 Special Option Program under the Stock Plan, commonly referred to as the "EntrepreneurGrant." Through the EntrepreneurGrant all executive officers (other than the Chief Executive Officer and the President and Chief Operating Officer) and other senior management officials of the Corporation were provided a one-time enrollment opportunity to forego voluntarily cash compensation, consisting of salary and annual bonus, in an amount of up to 25% of their 1995 base salaries for each of the next three years in exchange for an additional stock option grant.

  In September 1995, all executive officers (including the Named Executive Officers) elected to forego the maximum allowable amount of cash compensation in exchange for the EntrepreneurGrant to the extent of the full stock option participation permitted. In this respect, the amount of foregone cash compensation otherwise payable to the six executive officers equaled $756,732 and the number of options granted in lieu thereof was for 103,706 shares. 86% of the 50 individuals eligible to participate in the EntrepreneurGrant elected to do so to the extent of 76% of the options available under such program. The total amount of foregone cash compensation (including the $756,732 set forth above) equaled $2,113,561 (over 3 years) and the number of options granted in lieu thereof was for 289,632 shares. The exercise price of all options granted pursuant to the EntrepreneurGrant is $29.19 per share, the fair market value of the Common Stock on the date of grant. These options vest in one-third increments beginning on September 15, 1996, and annually thereafter and become fully exercisable upon a change of control (as defined in the Stock Plan). The options expire on September 15, 2005.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND THE PRESIDENT AND CHIEF OPERATING OFFICER

  In 1995, the Committee, with the aid of an independent executive compensation consulting firm, developed an innovative and entrepreneurial approach for the compensation of the Corporation's two top executive officers, which is designed to resemble the compensation structures of highly entrepreneurial companies. These compensation packages for the Chief Executive Officer and the President and Chief Operating Officer are highly dependent on the performance of the Common Stock. The compensation packages recommended by the Committee and approved by the full Board of Directors consist of a competitive level of base salary coupled with a one-time stock option grant.

  In connection with the one-time stock option grant Messrs. Fairbank and Morris were removed from any participation in the annual and long-term incentive arrangements applicable to other executive officers of the Corporation for a period of five years beginning with the 1995 calendar year. In exchange for such foregone compensation Messrs. Fairbank and Morris were granted options to purchase 1,500,000 and 1,000,000 shares of Common Stock, respectively, under the Stock Plan. The exercise price for these options is $29.19 per share, which was the fair market value of the Common Stock on September 15, 1995--the date of grant. Except as provided below, the options are exercisable if and when the fair market value of the Common Stock reaches the following specified levels:

          PERCENTAGE OF
       OPTIONS EXERCISABLE                                          STOCK PRICE
       -------------------                                          -----------
           50%.....................................................   $37.50
           25%.....................................................   $43.75
           25%.....................................................   $50.00

In each case, the fair market value of the Common Stock must remain at or above the specified level for at least 10 trading days in any 30 consecutive calendar day period. Notwithstanding the foregoing, the options become fully exercisable upon a change of control of the Corporation. In addition, if the specified levels are not achieved before September 15, 2000, the portions of the options associated with that goal terminate. As of February 28, 1997, 50% of the options are exercisable. No further option grants have been made to Messrs. Fairbank and Morris since September 15, 1995.

  The base salary from February 1 through November 30, 1996 for Mr. Fairbank, the Chief Executive Officer, was $640,000 and for Mr. Morris, the President and Chief Operating Officer, was $435,000. In October 1996, following a review of their salaries and those paid to comparable executives in the groups of comparable companies, the Committee and the Board of Directors approved increases in their base salaries to $675,000 for Mr. Fairbank and $495,000 for Mr. Morris, effective December 1, 1996. These increases were necessary to bring their base salaries to approximately the 50th percentile of the salaries of comparable executives in the groups of comparable companies. As with the salaries of the Corporation's other executive officers, the Corporation expects to make future adjustments in the base salaries of its top two executive officers only to the extent necessary to maintain their salaries at the 50th percentile level.

DEDUCTIBILITY OF COMPENSATION EXPENSES

  It is the responsibility of the Committee to address the issues raised by the Omnibus Budget Reconciliation Act ("OBRA"), which provides that compensation, including certain stock option compensation, that is paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) of the Corporation in excess of $1 million is not deductible by the Corporation for federal income tax purposes unless it qualifies as "performance-based" compensation. To qualify as "performance-based" under OBRA, compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved.

  The Committee has considered the impact of this tax code provision in designing the Corporation's compensation plans. The Committee believes it is more important to have its executive officers focused on business opportunities afforded by the Corporation's information-based strategies rather than to use inappropriate measures to capture the benefits of the tax deduction. Under the Corporation's executive compensation arrangements described above, none of the Corporation's executive officers will receive over $1 million in cash compensation. Moreover, the Committee believes that the Stock Plan establishes performance criteria which will qualify awards made under such plan as performance-based awards, and thus that compensation under the Stock Plan will not be taken into account in applying the $1 million limitation. In addition, in connection with the compensation arrangements established for the Chief Executive Officer and the President and Chief Operating Officer under which the majority of compensation is comprised of stock option grants to such officers, the Corporation has been advised by counsel that, because stock option income generally is treated as performance-based compensation, the $1 million limitation should not cause the Corporation to lose any part of the tax deduction related to the Chief Executive Officer's and the President and Chief Operating Officer's compensation under the compensation program. The Committee will continue to examine the effects of the new provisions and will monitor the level of compensation paid to the executive officers in order to take any steps which the Committee may deem appropriate in response to the provisions of OBRA.

                                          The Compensation Committee

                                          Stanley I. Westreich (Chairman)
                                          James V. Kimsey

                             ELECTION OF DIRECTORS

                          (ITEM 1 ON THE PROXY CARD)

  The Board of Directors of the Corporation is divided into three classes with the directors of each class serving three-year terms. At the 1995 annual meeting, Nigel W. Morris and William Ronald Dietz were elected to serve on the Board of Directors for three years expiring at the annual meeting to be held in 1998. At the 1996 annual meeting, James A. Flick, Jr., Patrick W. Gross and James V. Kimsey were elected to serve on the Board of Directors for three year terms expiring at the annual meeting to be held in 1999. The terms of office of Richard D. Fairbank and Stanley I. Westreich expire at this upcoming 1997 Annual Meeting to which this proxy statement relates. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich who have served as directors since July 26, 1994.

  At the Annual Meeting, two directors will be elected to hold office for a term of three years and until their successors have been duly elected and qualified. All shares represented by duly-executed proxies will be voted as specified by the stockholder. If the stockholder does not specify a choice on the proxy card, the shares will be voted in favor of the election of each of the nominees, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may substitute as a nominee. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

  The following table sets forth certain information regarding the two proposed nominees for election as directors. For further information, see "Directors and Executive Officers" herein.

          NAME           AGE                         EXPERIENCE
          ----           ---                         ----------
Richard D. Fairbank.....  46 Mr. Fairbank has been Chairman of the Board of Directors since February 28, 1995. He has been Chief Executive
                             Officer and a director of the Corporation since July 26,
                             1994. Prior to November 22, 1994, he was also Executive
                             Vice President of Signet Bank's credit card division in
                             charge of credit card operations. Prior to May 1993, he
                             was Executive Vice President in charge of credit policy
                             and marketing for Signet Bank's credit card operations.
                             Mr. Fairbank is a director of MasterCard International,
                             Inc. Prior to October 1988, he was Vice President and
                             head of banking practice at Strategic Planning
                             Associates, Inc. (now Mercer Management Consulting). He
                             is also a director of the Bank and the Savings Bank.
Stanley I. Westreich....  60 Mr. Westreich has been a director since July 26, 1994.
                             From 1985 to February 28, 1995, Mr. Westreich served as a
                             director of Signet and Signet Bank. He has been President
                             of Westfield Realty, Inc., Arlington, Virginia, a real
                             estate development and construction company since 1965.
                             Mr. Westreich is also a director of Voice Control
                             Systems, Inc. He is also a director of the Bank.

  Directors will be elected by a plurality of the votes cast for the election of directors at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF RICHARD D. FAIRBANK AND STANLEY I. WESTREICH AS DIRECTORS OF THE CORPORATION, PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF EACH SUCH NOMINEE FOR DIRECTOR UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                          (ITEM 2 ON THE PROXY CARD)

  The Board of Directors, upon the recommendation of the Audit Committee, selected the firm of Ernst & Young LLP as independent auditors for the Corporation for 1997, subject to ratification by the stockholders. Action by stockholders is not required by law for the selection of independent auditors, but their selection is submitted by the Board in order to give the stockholders an opportunity to ratify the Board's selection. If the stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent auditors.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR 1997. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

                                OTHER BUSINESS

  Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy card will vote such proxy at their discretion.

                         ANNUAL REPORT TO STOCKHOLDERS

  The Annual Report to Stockholders for the fiscal year ended December 31, 1996, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any stockholder desiring to present a proposal to the stockholders at the 1998 annual meeting and who desires that such proposal be included in the Corporation's proxy statement and proxy card relating to that meeting, must transmit such proposals, along with any supporting statement to the Corporate Secretary of the Corporation so that it is received at the Corporation's principal executive offices on or before November 25, 1997. All such proposals must comply with applicable Securities and Exchange Commission regulations.

  A bylaw of the Corporation provides that nominations for election to the Board of Directors, or the proposal of business to be considered by the stockholders, may be brought before an annual meeting of the stockholders by any stockholder provided the stockholder has given proper written notice of the nomination or business to the Corporate Secretary of the Corporation not less than seventy nor more than ninety days prior to the first anniversary of the preceding year's annual meeting. If the annual meeting is not within thirty days before or seventy days after such anniversary date, the stockholder notice must be delivered within ten days following notice or publication of the meeting. The stockholder notice must include certain information concerning the nomination or the business. A copy of the bylaws of the Corporation may be obtained from the Corporate Secretary of the Corporation at the address set forth in the accompanying notice.

                                          By Order of the Board of Directors,

                                                  /s/ John G. Finneran, Jr.
                                                  -------------------------
                                                  John G. Finneran, Jr.
                                                   Corporate Secretary

March 20, 1997

REVOCABLE PROXY                                                         APPENDIX

                       CAPITAL ONE FINANCIAL CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS--APRIL 24, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on February 28, 1997, at the Annual Meeting of Stockholders to be held April 24, 1997, and at any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

        The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

            (Continued and to be dated and signed on reverse side)

                             FOLD AND DETACH HERE

                                                        Please mark
                                                        your votes as
                                                        indicated in   [X]
                                                        this sample

(1) ELECTION OF DIRECTORS

        FOR             WITHHOLD
   all nominees         AUTHORITY
   listed to the     to vote for all
   right (except     nominees listed
   as marked to       to the right
   the contrary)

       [ ]                 [ ]

NOMINEES: Richard D. Fairbank, Stanley I. Westreich

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

              ---------------------------------------

(2) Ratification of the selection of Ernst & Young LLP as independent auditors of the Corporation for 1997.

        FOR             AGAINST                 ABSTAIN

        [ ]               [ ]                     [ ]

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.


All as more particularly described in the Corporation's Proxy Statement for the Annual Meeting of Stockholders to be held on April 24, 1997, receipt of which is hereby acknolwedged.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer indicating such officer's authority. If executed by a partnership, please sign in partnership name by authorized persons indicating such authority.

SIGNATURE(S)                            DATE             ,1997
             -------------------------       -----------

SIGNATURE(S)                            DATE             ,1997
             -------------------------       -----------

Please promptly mark, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.

                             FOLD AND DETACH HERE